Exhibit (a)(5)(G)

TechTeam Global, Inc. and Stefanini International Holdings Ltd Announce Early Termination of HSR Waiting Period

SOUTHFIELD, Mich., Nov. 23 /PRNewswire-FirstCall/ - TechTeam Global, Inc. (Nasdaq: TEAM) (the “Company”) and Stefanini International Holdings Ltd (d/b/a Stefanini IT Solutions) (“Stefanini”) today announced that the Federal Trade Commission (“FTC”) has granted early termination of the waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) relating to their previously announced acquisition of all outstanding shares of common stock of the Company by Platinum Merger Sub, Inc.,  a subsidiary of Stefanini.  Accordingly, the condition with respect to the expiration or termination of the waiting period under the HSR Act has been satisfied.

As previously disclosed, Platinum Merger Sub, Inc. commenced a tender offer on November 12, 2010 for all of the outstanding shares of common stock of the Company at a price of $8.35 per share in cash, without interest. The tender offer is being made pursuant to an Offer to Purchase and a related letter of transmittal, each dated November 12, 2010, and a merger agreement entered into on November 1, 2010 between the Company, Stefanini and Platinum Merger Sub, Inc. Pursuant to the merger agreement, after completion of the tender offer and the satisfaction or waiver of all conditions, the Company will merge with Platinum Merger Sub, Inc. and all outstanding shares of the Company’s common stock, other than shares held by Stefanini, Platinum Merger Sub, Inc. or the Company or shares held by the Company’s stockholders who have and validly exercise appraisal rights under Delaware law, will be canceled and converted into the right to receive cash equal to the $8.35 offer price per share.

The tender offer and withdrawal rights are scheduled to expire at midnight, New York City time, on December 10, 2010 unless extended or earlier terminated.  The completion of the tender offer remains subject to certain conditions as described in the tender offer statement on Schedule TO filed with the Securities and Exchange Commission (the “SEC”) on November 12, 2010.

MEDIA CONTACTS
TechTeam Global, Inc.

Chris Donohue
VP, Strategy & Marketing
+ 1 248 357 2866
cdonohue@techteam.com

Margaret M. Loebl
VP, CFO and Treasurer
+ 1 248 357 2866
investors@techteam.com

Stefanini IT Solutions

Maribel Lopez
781-404-2416
mlopez@topazpartners.com

Antonio Barretto
55 11 3039 2065
abarretto@stefanini.com

DFreire Comunicação e Negócios
Av. Eng. Luiz Carlos Berrini, 828 - 10and
04571-000 São Paulo - SP
Phone 55 11 5505-8922
www.dfreire.com.br
Debora Freire - debora@dfreire.com.br

About TechTeam Global, Inc.

TechTeam Global, Inc. is a leading provider of IT outsourcing and business process outsourcing services to large and medium businesses. The company's primary services include service desk, technical support, desk-side support, security administration, infrastructure management and related professional services. TechTeam also provides a number of specialized, value-added services in specific vertical markets. Founded in 1979, TechTeam has approximately 2,200 employees across the world, providing IT support in 32 languages. TechTeam's common stock is traded on the NASDAQ Global Market under the symbol "TEAM." For more information, call 800-522-4451 or visit www.techteam.com.

About Stefanini IT Solutions

Stefanini IT Solutions is a global provider of onshore and nearshore IT consulting, systems integration and development, and outsourcing services. With more than 9,000 employees and 36 offices in 16 countries worldwide, Stefanini IT Solutions services more than 350 active customers across a broad spectrum of industry verticals, including energy and utilities, insurance, manufacturing and distribution, oil and gas, financial services, and telecom. Founded in 1987 and with roots in São Paulo, Brazil, Stefanini IT Solutions has grown to be a multinational IT services company and one of the largest IT consulting companies in Latin America.

NOTE TO INVESTORS

This press release is neither an offer to purchase, nor a solicitation of an offer to sell, any securities. The solicitation and the offer to buy shares of the Company’s common stock is being made pursuant to an offer to purchase and other related materials that Platinum Merger Sub, Inc. filed with the SEC.  Platinum Merger Sub, Inc. has filed a Tender Offer Statement on Schedule TO containing an offer purchase, forms of letters of transmittal and other documents relating to the tender off (the “Tender Offer Statement”) with the SEC in connection with the commencement of the offer, and the Company has filed a Solicitation / Recommendation statement on Schedule 14D-9 (the “Recommendation Statement”) with respect to the tender offer.  Security holders of TechTeam Global are advised to read the Tender Offer Statement and Recommendation Statement, including any amendments thereto, because they contain important information that should be read carefully and considered before any decision is made with respect to the tender offer. Investors and security holders of TechTeam Global also are advised that they may obtain free copies of the Tender Offer Statement and other documents filed by Platinum Merger Sub, Inc. with the SEC and the Recommendation Statement and other documents filed by Stefanini International Holdings Ltd  on the SEC’s website at http://www.sec.gov. In addition, free copies of the Tender Offer Statement and related materials may be downloaded from TechTeam Global’s website at: http://www.techteam.com/investors/sec-filings; and free copies of the Recommendation Statement and related materials may be obtained from TechTeam Global by written request to: TechTeam Global, Inc., Attn: Investor Relations, 27335 West 11 Mile Road, Southfield, Michigan 48033.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, including those relating to Stefanini International Holdings Ltd’s acquisition of TechTeam Global and expected benefits or other effects of the transaction. In some cases, forward-looking statements can be identified by words such as “anticipate,” “expect,” “believe,” “plan,” “intend,” “predict,” “will,” “may,” and similar terms. Forward-looking statements in this press release include, but are not limited to, the anticipated timing of filings and approvals relating to the transaction; statements regarding the expected timing of the completion of the transaction; statements regarding the ability to complete the transaction considering the various closing conditions; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The forward-looking statements contained in this press release related to future results and events are based on the Company’s current expectations, estimates and projections about its industry, as well as management’s beliefs and assumptions. Forward-looking statements, by their nature, involve risks and uncertainties and are not guarantees of future performance. Actual results may differ materially from the results discussed in the forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, uncertainties as to the timing of the tender offer and the merger; uncertainties as to how many of the Company’s stockholders will tender their stock in the tender offer; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, licensees, other business partners or governmental entities; other business effects, including the effects of industry, economic or political conditions outside of the Company’s control; transaction costs; actual or contingent liabilities; and other risks and uncertainties discussed in documents filed with the SEC by the Company, including the Recommendation Statement, and by Platinum Merger Sub, Inc., including the Tender Offer Statement, and any amendments thereto. Investors and stockholders are cautioned not to place undue reliance on these forward-looking statements. Unless required by law, the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.